FOR IMMEDIATE RELEASE
July 31, 2023
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Second Quarter 2023 Results
Toledo, Ohio, July 31, 2023…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2023.
Recent Highlights
•Reported net income attributable to common stockholders of $0.20 per diluted share
•Reported normalized funds from operations ("FFO") attributable to common stockholders of $0.90 per diluted share
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 12.7%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 24.2%
•SHO portfolio year-over-year same store ("SS") revenue increased 9.9% in the second quarter, driven by 190 basis points ("bps") of year-over-year average occupancy growth and Revenue Per Occupied Room ("RevPOR") growth of 7.3%
•SHO portfolio year-over-year SSNOI margin expanded by 290 bps driven primarily by strong RevPOR growth which continued to meaningfully outpace Expense per Occupied Room ("ExpPOR") growth
•During the first half of the year, completed nearly $700 million of pro rata acquisitions and loan funding
•Since the beginning of the second quarter, we closed or are under contract to close 26 new transactions representing pro rata acquisition and loan funding of approximately $2.3 billion, bringing year-to-date total investment activity to $3.0 billion
•As of July 28, 2023, we had approximately $6.7 billion of available liquidity inclusive of $2.7 billion of available cash and restricted cash and full capacity under our $4.0 billion line of credit
•Improved net debt to Adjusted EBITDA to 5.62x at June 30, 2023 from 6.89x at June 30, 2022
•Revised full year 2023 net income attributable to common stockholders outlook to a range of $0.73 to $0.84 per diluted share as compared to previous guidance of $0.61 to $0.74 per diluted share. Full year normalized FFO attributable to common stockholders guidance has been revised to a range of $3.48 to $3.59 per diluted share as compared to previous guidance of $3.43 to $3.56 per diluted share
Capital Activity and Liquidity During the second quarter, net debt to consolidated enterprise value improved to 24.6% at June 30, 2023 from 29.5% at December 31, 2022. During the second quarter and subsequent to quarter end, we sourced over $3 billion of attractively priced capital, including debt, exchangeable debt, equity and proceeds from dispositions and loan payoffs to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile.
Provider Relief Funds During the second quarter, we recognized approximately $7.4 million of Provider Relief Funds, benefiting net income attributable to common stockholders and normalized FFO by approximately $0.01 per diluted share.
Notable Investment Activity In the second quarter, we completed $414 million of pro rata gross investments, including $164 million in acquisitions and loan funding and $250 million in development funding. We opened nine development projects for an aggregate pro rata investment amount of $315 million. Additionally, during the second quarter we completed pro rata property dispositions and loan payoffs of $433 million.
Revera Joint Venture During the second quarter, we entered into definitive agreements to dissolve our existing Revera joint venture relationship across the U.S., United Kingdom and Canada. The transactions include acquiring the remaining interests in 110 properties from Revera while simultaneously selling interests in 31 properties to Revera.
During the second quarter, we closed the U.K. portfolio portion of the transaction through the acquisition of the remaining ownership interest in 29 properties previously held in two separate consolidated joint venture structures in which we owned 75% and 90% of the interests in exchange for the disposition to Revera of our interests in four properties. Operations for these properties were transitioned to Avery, who recently appointed seniors housing industry veteran, Lorna Rose, as CEO. Ms. Rose has over 35 years of experience in healthcare, most recently serving on the executive teams at Bupa and Barchester Healthcare, both premier seniors housing operators in the U.K.
In July 2023, we closed transactions related primarily to our U.S portfolio through the acquisition of ten well-located properties currently under development or recently developed by Sunrise Senior Living, previously owned in a 34% Welltower/66% Revera joint venture. Additionally, we sold our minority interests in 12 U.S. properties and one Canadian development project. Operations for two

2Q23	Earnings Release	July 31, 2023
recently developed now wholly-owned properties, as well as an additional 26 existing 100% owned properties transitioned to Oakmont Management Group, which has previously demonstrated rapid success in driving outsized NOI growth after assuming management of properties in its core markets. In conjunction with the transaction we also sold our 34% interest in the Sunrise Senior Living management company.
We anticipate closing the remainder of the transactions related to our Canadian portfolio before year end. The Canadian portfolio consists of 85 properties in a joint venture owned 75% by us and 25% by Revera. As a part of the transaction, we will acquire Revera's interest in 71 properties and sell our interests in the remaining 14 properties.
StoryPoint Senior Living We continued to expand our relationship with StoryPoint, a preeminent senior living operator based in Brighton, Michigan, through the acquisition of an additional community in Ohio for approximately $35 million.
Genesis HealthCare As previously announced, we transitioned the sublease of a portfolio of seven facilities from Genesis HealthCare to Complete Care Management in the second quarter of 2021. As part of the March 2021 Genesis transactions, we entered into a forward sale agreement for the seven properties valued at approximately $182 million, which was expected to close when the Welltower-held purchase option for these seven facilities became exercisable. On May 1, 2023, we executed a series of transactions that included the assignment of the leasehold interest to a newly formed tri-party unconsolidated joint venture with Aurora Health Network, Peace Capital (an affiliate of Complete Care Management) and Welltower, and culminated with the closing of the $66 million purchase option by the joint venture. The transactions resulted in net cash proceeds to us of approximately $104 million after our retained interest in the joint venture, and a gain from the loss of control and derecognition of the leasehold interest of $65 million recognized in other income.
Environmental, Social and Governance (“ESG”) During the second quarter, we achieved an MSCI ESG rating of 'AA', reflecting our robust corporate governance practices, ESG risk management relative to peers and ongoing commitment to advancing sustainability initiatives. Subsequent to quarter-end, we released our 2022 ESG Report, summarizing our progress and achievements across a range of ESG initiatives, including those related to diversity and inclusion, environmental responsibility and corporate governance.
Dividend On July 31, 2023, the Board of Directors declared a cash dividend for the quarter ended June 30, 2023 of $0.61 per share. This dividend, which will be paid on August 23, 2023 to stockholders of record as of August 15, 2023, will be our 209th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2023 Net income attributable to common stockholders guidance has been revised to a range of $0.73 to $0.84 per diluted share from the previous range of $0.61 to $0.74 per diluted share, primarily due to change in projected net gains/losses/impairments and depreciation and amortization. We increased the midpoint of the guidance range of full year normalized FFO attributable to common stockholders to a range of $3.48 to $3.59 per diluted share from the previous range of $3.43 to $3.56 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 10% to 13%, which is comprised of the following components:
◦Seniors Housing Operating approximately 20% to 25%
◦Seniors Housing Triple-net approximately 1% to 3%
◦Outpatient Medical approximately 2% to 3%
◦Long-Term/Post-Acute Care approximately 3% to 4%
•Investments: Our earnings guidance includes only those acquisitions closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Impact of Interest Rates: Increased interest rates on floating rate debt are expected to reduce 2023 normalized FFO attributable to common stockholders by approximately $0.20 per diluted share versus 2022.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $171 million to $177 million and stock-based compensation expense to be approximately $35 million.
•Development: We anticipate funding an additional $441 million of development in 2023 relating to projects underway on June 30, 2023.
•Dispositions: We expect pro rata disposition proceeds of $966 million at a blended yield of 5.0% in the next twelve months. This includes approximately $961 million from expected property sales and $5 million of expected proceeds from loan repayments.
•Provider Relief Funds: Our initial 2023 earnings guidance did not include the recognition of any Provider Relief Funds or other government grants. During the six months ended June 30, 2023, we recognized approximately $11 million at our share relating to Provider Relief Funds and similar programs in the United Kingdom and Canada. Our updated guidance does not include any additional funds in 2023. During the full year 2022, we recognized approximately $35 million at our share relating to these programs.

2Q23	Earnings Release	July 31, 2023
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2023 outlook and assumptions on the second quarter 2023 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, August 1, 2023 at 9:00 a.m. Eastern Time to discuss our second quarter 2023 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 8, 2023. To access the rebroadcast, dial (800) 770-2030 or (647) 362-9199 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties, or transaction costs. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance

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of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata version of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and includes any revenue or expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2023, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower, owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s

2Q23	Earnings Release	July 31, 2023
ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q23	Earnings Release	July 31, 2023
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2023	2022
Assets
Real estate investments:
Land and land improvements	$4,262,745	$4,109,851
Buildings and improvements	34,127,012	32,480,543
Acquired lease intangibles	1,950,349	1,902,141
Real property held for sale, net of accumulated depreciation	404,071	177,719
Construction in progress	1,108,773	900,633
Less accumulated depreciation and intangible amortization	(8,599,622)	(7,437,779)
Net real property owned	33,253,328	32,133,108
Right of use assets, net	322,316	324,720
Real estate loans receivable, net of credit allowance	965,509	956,285
Net real estate investments	34,541,153	33,414,113
Other assets:
Investments in unconsolidated entities	1,650,133	1,300,975
Goodwill	68,321	68,321
Cash and cash equivalents	2,203,788	363,339
Restricted cash	95,281	78,912
Straight-line rent receivable	389,381	408,575
Receivables and other assets	1,116,078	939,436
Total other assets	5,522,982	3,159,558
Total assets	$40,064,135	$36,573,671

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$354,000
Senior unsecured notes	13,530,788	12,488,718
Secured debt	2,460,349	2,191,826
Lease liabilities	348,770	410,717
Accrued expenses and other liabilities	1,531,114	1,254,497
Total liabilities	17,871,021	16,699,758
Redeemable noncontrolling interests	369,191	420,018
Equity:
Common stock	509,805	464,778
Capital in excess of par value	28,085,297	24,465,041
Treasury stock	(112,032)	(111,691)
Cumulative net income	8,933,663	8,815,446
Cumulative dividends	(16,116,698)	(14,932,198)
Accumulated other comprehensive income	(95,594)	(145,196)
Total Welltower Inc. stockholders’ equity	21,204,441	18,556,180
Noncontrolling interests	619,482	897,715
Total equity	21,823,923	19,453,895
Total liabilities and equity	$40,064,135	$36,573,671

2Q23	Earnings Release	July 31, 2023

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2023	2022	2023	2022
	Revenues:
	Resident fees and services	$1,159,449	$1,009,999	$2,291,134	$2,004,334
	Rental income	383,439	361,411	767,498	717,801
	Interest income	38,710	37,140	75,115	76,134
	Other income	83,880	63,986	92,460	69,971
	Total revenues	1,665,478	1,472,536	3,226,207	2,868,240
	Expenses:
	Property operating expenses	958,672	854,083	1,916,425	1,707,752
	Depreciation and amortization	341,945	310,295	681,057	614,383
	Interest expense	152,337	127,750	296,740	249,446
	General and administrative expenses	44,287	36,554	88,658	74,260
	Loss (gain) on derivatives and financial instruments, net	1,280	(1,407)	2,210	1,171
	Loss (gain) on extinguishment of debt, net	1	603	6	591
	Provision for loan losses, net	2,456	165	3,233	(639)
	Impairment of assets	1,086	—	13,715	—
	Other expenses	11,069	35,166	33,814	61,235
	Total expenses	1,513,133	1,363,209	3,035,858	2,708,199
	Income (loss) from continuing operations before income taxes
	and other items	152,345	109,327	190,349	160,041
	Income tax (expense) benefit	(3,503)	(3,065)	(6,548)	(8,078)
	Income (loss) from unconsolidated entities	(40,332)	(7,058)	(47,403)	(9,942)
	Gain (loss) on real estate dispositions, net	(2,168)	(3,532)	(1,421)	19,402
	Income (loss) from continuing operations	106,342	95,672	134,977	161,423

	Net income (loss)	106,342	95,672	134,977	161,423
Less:	Net income (loss) attributable to noncontrolling interests (1)	3,302	5,888	6,264	9,714
	Net income (loss) attributable to common stockholders	$103,040	$89,784	$128,713	$151,709
	Average number of common shares outstanding:
	Basic	499,023	454,327	495,561	450,865
	Diluted	501,970	457,082	498,305	453,455
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.21	$0.20	$0.26	$0.34
	Diluted(2)	$0.20	$0.20	$0.26	$0.33
	Common dividends per share	$0.61	$0.61	$1.22	$1.22

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

2Q23	Earnings Release	July 31, 2023

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income (loss) attributable to common stockholders	$103,040	$89,784	$128,713	$151,709
Depreciation and amortization	341,945	310,295	681,057	614,383
Impairments and losses (gains) on real estate dispositions, net	3,254	3,532	15,136	(19,402)
Noncontrolling interests(1)	(12,841)	(13,173)	(26,168)	(27,926)
Unconsolidated entities(2)	30,784	19,150	53,506	38,459
NAREIT FFO attributable to common stockholders	466,182	409,588	852,244	757,223
Normalizing items, net(3)	(15,318)	(14,975)	18,153	5,672
Normalized FFO attributable to common stockholders	$450,864	$394,613	$870,397	$762,895

Average diluted common shares outstanding	501,970	457,082	498,305	453,455

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.20	$0.20	$0.26	$0.33
NAREIT FFO	$0.93	$0.90	$1.71	$1.67
Normalized FFO	$0.90	$0.86	$1.75	$1.68

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$1.22	$1.22
Normalized FFO attributable to common stockholders per share	$0.90	$0.86	$1.75	$1.68
Normalized FFO payout ratio	68%	71%	70%	73%

Other items:(5)
Net straight-line rent and above/below market rent amortization	$(30,336)	$(25,507)	$(63,720)	$(45,521)
Non-cash interest expenses(6)	6,574	5,552	12,452	10,273
Recurring cap-ex, tenant improvements, and lease commissions	(40,694)	(39,558)	(77,607)	(72,024)
Stock-based compensation	10,491	5,901	19,615	13,343

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized foreign currency loss (gain) (see Exhibit 2).

2Q23	Earnings Release	July 31, 2023

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023		2022	2023	2022
Loss (gain) on derivatives and financial instruments, net	$1,280	(1)	$(1,407)	$2,210	$1,171
Loss (gain) on extinguishment of debt, net	1	(2)	603	6	591
Provision for loan losses, net	2,456	(3)	165	3,233	(639)
Income tax benefits	—		—	(246)	—
Other impairment	—		(620)	—	(620)
Other expenses	11,069	(4)	35,166	33,814	61,235
Leasehold interest termination	(65,485)	(5)	(56,397)	(65,485)	(64,854)
Casualty losses, net of recoveries	3,568	(6)	2,673	8,055	2,686
Foreign currency loss (gain)	(345)	(7)	1,840	(572)	1,840
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	32,138	(8)	3,002	37,138	4,262
Net normalizing items	$(15,318)		$(14,975)	$18,153	$5,672

Average diluted common shares outstanding	501,970		457,082	498,305	453,455
Net normalizing items per diluted share	$(0.03)		$(0.03)	$0.04	$0.01

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in 2021.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to non-capitalizable transaction costs and an accrual for non-capitalizable promotes.
(5) Primarily related to a gain from the loss of control and derecognition of the leasehold interest related to seven properties.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily related to an impairment recognized on the Sunrise Senior Living unconsolidated management company investment.

Outlook Reconciliation: Year Ending December 31, 2023				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$303	$368	$374	$430
Impairments and losses (gains) on real estate dispositions, net(1,2)	(19)	(19)	(20)	(20)
Depreciation and amortization(1)	1,391	1,391	1,402	1,402
NAREIT FFO attributable to common stockholders	1,675	1,740	1,756	1,812
Normalizing items, net(1,3)	33	33	18	18
Normalized FFO attributable to common stockholders	$1,708	$1,773	$1,774	$1,830

Diluted per share data attributable to common stockholders:
Net income	$0.61	$0.74	$0.73	$0.84
NAREIT FFO	$3.36	$3.49	$3.44	$3.55
Normalized FFO	$3.43	$3.56	$3.48	$3.59

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(126)	$(126)	$(126)	$(126)
Non-cash interest expenses	24	24	27	27
Recurring cap-ex, tenant improvements, and lease commissions	(174)	(174)	(177)	(177)
Stock-based compensation	33	33	37	37

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

2Q23	Earnings Release	July 31, 2023

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	June 30,
	2023	2022	% growth
Net income (loss)	$106,342	$95,672
Loss (gain) on real estate dispositions, net	2,168	3,532
Loss (income) from unconsolidated entities	40,332	7,058
Income tax expense (benefit)	3,503	3,065
Other expenses	11,069	35,166
Impairment of assets	1,086	—
Provision for loan losses, net	2,456	165
Loss (gain) on extinguishment of debt, net	1	603
Loss (gain) on derivatives and financial instruments, net	1,280	(1,407)
General and administrative expenses	44,287	36,554
Depreciation and amortization	341,945	310,295
Interest expense	152,337	127,750
Consolidated NOI	706,806	618,453
NOI attributable to unconsolidated investments(1)	25,150	23,648
NOI attributable to noncontrolling interests(2)	(24,262)	(82,804)
Pro rata NOI	707,694	559,297
Non-cash NOI attributable to same store properties	(15,671)	(18,162)
NOI attributable to non-same store properties	(242,710)	(133,593)
Currency and ownership adjustments(3)	(1,738)	(1,713)
Normalizing adjustments, net(4)	(3,378)	(11,603)
Same Store NOI (SSNOI)	$444,197	$394,226	12.7%

Seniors Housing Operating	217,863	175,416	24.2%
Seniors Housing Triple-net	93,575	90,740	3.1%
Outpatient Medical	113,097	109,547	3.2%
Long-Term/Post-Acute Care	19,662	18,523	6.1%
Total SSNOI	$444,197	$394,226	12.7%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

2Q23	Earnings Release	July 31, 2023

Reconciliation of SHO SS RevPOR Growth			Exhibit 5
(in thousands except SS RevPOR)
	June 30,
	2023	2022
Consolidated SHO revenues	$1,164,439	$1,071,210
Unconsolidated SHO revenues attributable to WELL(1)	63,041	51,456
SHO revenues attributable to noncontrolling interests(2)	(48,505)	(121,704)
SHO pro rata revenues(3)	1,178,975	1,000,962
Non-cash and non-RevPOR revenues on same store properties	(2,006)	(907)
Revenues attributable to non-same store properties	(298,776)	(211,353)
Currency and ownership adjustments(4)	(3,922)	8,111
SHO SS RevPOR revenues(5)	$874,271	$796,813

Average occupied units/month(6)	55,788	54,537
SHO SS RevPOR(7)	$5,238	$4,884
SS RevPOR YOY growth	7.3%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.37 and to translate UK properties at a GBP/USD rate of 1.20.

(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

2Q23	Earnings Release	July 31, 2023

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 6
(in thousands)	Three Months Ended
	June 30, 2023		June 30, 2022
Net income (loss)	$106,342		$95,672
Interest expense	152,337		127,750
Income tax expense (benefit)	3,503		3,065
Depreciation and amortization	341,945		310,295
EBITDA	604,127		536,782
Loss (income) from unconsolidated entities	40,332		7,058
Stock-based compensation	10,491		5,901
Loss (gain) on extinguishment of debt, net	1		603
Loss (gain) on real estate dispositions, net	2,168		3,532
Impairment of assets	1,086		—
Provision for loan losses, net	2,456		165
Loss (gain) on derivatives and financial instruments, net	1,280		(1,407)
Other expenses	11,069		35,166
Leasehold interest termination(1)	(65,485)		(56,397)
Casualty losses, net of recoveries	3,568		2,673
Other impairment(2)	—		(620)
Adjusted EBITDA	$611,093		$533,456

Total debt(3)	$16,040,530		$15,144,432
Cash and cash equivalents and restricted cash	(2,299,069)		(442,251)
Net debt	$13,741,461		$14,702,181

Adjusted EBITDA annualized	$2,444,372		$2,133,824
Net debt to Adjusted EBITDA ratio	5.62	x	6.89	x

(1) For the three months ended June 30, 2023, relates to the derecognition of leasehold interest related to seven properties. For the three months ended June 30, 2022, relates to the termination of our leasehold interest relating to the master lease with National Health Investors ("NHI") for 17 properties assumed in conjunction with the Holiday Retirement acquisition.
(2) Primarily relates to the release of previously reserved straight-line receivables.
(3) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 adoption.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	June 30, 2023	December 31, 2022
Common shares outstanding	508,159	490,509
Period end share price	$80.89	$65.55
Common equity market capitalization	$41,104,982	$32,152,865

Total debt(1)	$16,040,530	$14,661,552
Cash and cash equivalents and restricted cash	(2,299,069)	(722,292)
Net debt	$13,741,461	$13,939,260

Noncontrolling interests(2)	988,673	1,099,182
Consolidated enterprise value	$55,835,116	$47,191,307
Net debt to consolidated enterprise value	24.6%	29.5%

(1) Amounts include senior unsecured notes, secured debt and lease liabilities related to finance leases, as reflected on our consolidated balance sheets. Operating lease liabilities related to the ASC 842 adoption are excluded.

(2) Includes amounts attributable to both redeemable noncontrolling interests and noncontrolling interests as reflected on our consolidated balance sheets.

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